Exhibit 10.5

Amendment to Employment Agreement

This Amendment to that certain employment agreement dated as of April 28, 2008, by Domino’s Pizza LLC, a Michigan limited liability corporation (the “Company”) and Wendy A. Beck (the “Executive”) (the “Employment Agreement”) is dated as of December 23, 2008.

WHEREAS, the parties wish to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Employment Agreement, the parties here to agree as follows.

1. Effective as of December 29, 2008, Section 4.1 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following:

“4.1 Base Salary. The Company shall pay the Executive a base salary at the rate of Four Hundred Twenty-Five Thousand Dollars ($425,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to such increases as the Board of Directors of the Company or the Compensation Committee (the “Board”) in its sole discretion may determine from time to time (the “Base Salary”).

2. Effective immediately, Subsection (i) of Section 4.5 of the Employment Agreement is hereby amended by deleting said Subsection in its entirety and substituting the following:

“(i) any expense policy of the Company set by the Board from time to time, including without limitation any portion thereof intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”) and”

3. Effective immediately, Section 5 of the Employment Agreement is amended by deleting said Section in its entirety and substituting the following:

“5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the circumstances described in this Section 5. All references herein to termination of employment, separation from service and similar or correlative terms, insofar as they are relevant to the payment of any benefit that could constitute nonqualified deferred compensation subject to Section 409A, shall be construed to require a “separation from service” within the meaning of Section 409A, and the Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any such termination constitutes a “separation from service” as so defined.”

4. Effective immediately, Section 5.2.1 of the Employment Agreement is amended by adding the following to the end of said Section:

“; provided, that if the Executive incurs a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, the Executive, unless he/she earlier returns to service (at a level of service inconsistent with a separation from service under Section 409A) or his/her employment is earlier terminated, shall in all events be deemed to have separated from service not later than by the end of the twenty-ninth (29th) month, commencing with the commencement of such leave of absence.”

5. Effective immediately, Section 5.2.2 of the Employment Agreement is amended by deleting said Section in its entirety and substituting the following:

“5.2.2 The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then current terms of the applicable benefit plans, until the Executive becomes disabled within the meaning of Section 409A or until the termination of his/her employment, whichever shall first occur. Upon becoming so disabled, or upon such termination, whichever shall first occur, the Company shall promptly and in all events within thirty (30) days pay to the Executive any Base Salary earned but unpaid through the date of such eligibility or termination and any Bonus for the fiscal year preceding the year of such eligibility or termination that was earned but unpaid. At the times the Company pays its executives bonuses generally, but no later than two and one half (2  1/2) months after the end of the fiscal year in which the bonus is earned, the Company shall pay the Executive an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such eligibility or termination (prorated in accordance with Section 4.2). During the eighteen (18) month period from the date of such disability (as determined under Section 409A), the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amounts of any disability income benefits that the Executive receives in respect of such period.”

6. Effective immediately, Section 5.2.3 of the Employment Agreement is hereby amended by deleting the word “eligibility” and replacing it with “disability (as determined under Section 409A)”.

7. Effective immediately, Section 5.2.4 of the Employment Agreement is hereby amended by inserting “or for purposes of Section 409A” after the word “hereunder,” and before the words “the Executive may”.

8. Effective immediately, Section 5.4 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following:

“5.4 By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive: (i) promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination, plus (ii) severance payments for a period to end twelve (12) months after the termination date (“Severance Term”), of which (a) the first severance payment shall be made on the date that is six (6) months from the date of termination and in an amount equal six (6) times the Executives monthly base compensation in effect at the time of such termination and (b) the balance of the severance shall be paid in six (6) monthly payments beginning on the date that is seven (7) months from the date of termination and continuing through the date that is twelve (12) months from the date of termination, each such monthly payment in an amount equal to the Executive’s monthly base compensation in effect at the time of such termination (i.e.,  1/12th of the Base Salary), plus (iii) promptly following termination and in all events within thirty (30) days thereof, any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid, plus (iv) at the times the Company pays its executives bonuses generally, but no later than two and one half (2  1/2) months after the end of the fiscal year in which the Bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Section 4.2).”

9. Effectively immediately, the third sentence of Section 5.5 is hereby amended by deleting said sentence in its entirety and substituting the following:

“In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive: (x) promptly following termination and in all events within thirty (30) days thereof, Base Salary earned but unpaid through the date of termination, plus (y) six months after the termination date, an amount equal to six times the Executive’s monthly base compensation in effect at the time of such termination (i.e.,  1/12th of the Base Salary) and thereafter, monthly severance payments, each equal to the Executive’s monthly base compensation for a period of six months , plus (z) at the times the Company pays its executives bonuses generally, but no later than two and one half (2  1/2) months after the end of the fiscal year in which the bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (prorated in accordance with Section 4.2).”

10. Effective immediately, Section 5.6 of the Employment Agreement is hereby amended by inserting the following sentence at the end of said Section:

“The payments made under subsections (i) and (iii) hereof shall be made promptly following termination and in all events within thirty (30) days thereof.”

11. Effective immediately, a new Section 5.8 of the Employment Agreement is inserted into the Employment Agreement as follows:

“5.8 Delayed Payments for Specified Employees. Notwithstanding the foregoing provisions of this Section 5, if the Executive is a “specified employee” as defined in Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive’s termination, amounts payable hereunder on account of the Executive’s termination that would constitute nonqualified deferred compensation for purposes of Section 409A and that would, but for this Section 5.9, be payable within the six (6) month period commencing with the Executive’s termination shall instead be accumulated and paid in a lump sum at the conclusion of such six-month period.”

12. Effective immediately, Section 12 of the Employment Agreement is amended by renaming the title “Withholding/Other Tax Matters” and adding the following sentence at the end of the Section 13.3:

“This Agreement shall be construed consistent with the intent that all payment and benefits hereunder comply with the requirements of, or the requirements for exemption from, Section 409A. Notwithstanding the foregoing, the Company shall not be liable to the Executive for any failure to comply with any such requirements.”

13. The Employment Agreement as otherwise amended is in all other respects confirmed.

14. This amendment shall be effective as of the dates provided herein.

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IN WITNESS WHEREOF, this amendment has been duly executed this 23rd day of December, 2008 and is effective as described in Paragraph 14 hereof.

THE COMPANY:	DOMINO’S PIZZA LLC

	By:	/s/ David A. Brandon
	Name:	David A. Brandon
	Title:	Chief Executive Officer

THE EXECUTIVE:	/s/ Wendy A. Beck
	Name:	Wendy A. Beck